UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 26, 2023

DIODES INCORPORATED

(Exact name of Registrant as Specified in Its Charter)

Delaware	002-25577	95-2039518
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4949 Hedgcoxe Road, Suite 200
Plano, Texas		75024
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 972 987-3900

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.66 2/3	DIOD	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On May 26, 2023, Diodes Incorporated (the “Company”), Diodes Holding UK Limited (the “Foreign Borrower” and, collectively with the Company, the “Borrowers”), and certain subsidiaries of the Company as guarantors, entered into a Third Amended and Restated Credit Agreement (the “Credit Agreement”) that amends and restates that certain Second Amended and Restated Credit Agreement dated as of May 29, 2020 (as amended, modified and/or supplemented from time to time prior to the date of the Credit Agreement, the “Existing Credit Agreement”). Certain capitalized terms used in this description of the Credit Agreement have the meanings given to them in the Credit Agreement.

The Existing Credit Agreement consisted of a term loan with no current balance as of the date of the Credit Agreement and a $225.0 million revolving senior credit facility with nothing drawn as of the date of the Credit Agreement.

The Credit Agreement, which represents a complete amendment and restatement of the Existing Credit Agreement, consists of a Revolving Credit Facility in the amount of $225.0 million, including a swing line sublimit equal to the lesser of $50.0 million and the Revolving Credit Facility, a letter of credit sublimit equal to the lesser of $100.0 million and the Revolving Credit Facility, and an alternative currency sublimit equal to the lesser of $40.0 million and the Revolving Credit Facility. The Borrowers have the option to increase the Revolving Facility and/or incur Incremental Term Loans in an aggregate principal amount of up to $350.0 million. The Revolving Credit Facility bears interest at Term SOFR or similar other indices plus a specified margin. The Credit Agreement contains certain financial and non-financial covenants, including, but not limited to, a maximum Consolidated Leverage Ratio, a minimum Consolidated Interest Coverage Ratio, and restrictions on liens, indebtedness, investments, fundamental changes, dispositions, and restricted payments (including dividends and share repurchases). Furthermore, under the Credit Agreement, restricted payments, including dividends and share repurchases, are permitted in certain circumstances, including while the pro forma Consolidated Leverage Ratio is, both before and after giving effect to any such restricted payment, at least 0.25 to 1.00 less than the maximum permitted under the Credit Agreement.

The Revolving Credit Facility matures on May 26, 2028. The Company plans to use a portion of the proceeds available under the Credit Agreement (i) to refinance certain existing indebtedness of the Borrowers and their subsidiaries under the Existing Credit Agreement and (ii) for working capital, capital expenditures, and other general corporate purposes, including, without limitation, financing permitted acquisitions.

The Credit Agreement contains customary representations and warranties made by the Company. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the Company has exchanged in connection with entering into the Credit Agreement. While the Company does not believe that they contain information securities laws require us to publicly disclose other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Credit Agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified in important part by the underlying disclosure schedules. The Credit Agreement has been incorporated by reference herein to provide you with information regarding its terms. It is not intended to provide any other factual information about the Company. Certain factual information about the Company can be found elsewhere in other public filings it has made with the Securities and Exchange Commission, which are available without charge at www.sec.gov.

The foregoing summary does not purport to be a complete summary of the Credit Agreement and is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated by reference herein.

Many of the banking firms that are party to our Credit Agreement or their affiliates have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending and/or commercial banking services for the Company and certain of its subsidiaries and affiliates, for which service they have in the past received, and may in the future receive, compensation and reimbursement of expenses.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 hereby is incorporated by reference into this Item 2.03.

Item 3.03 Material Modification to Rights of Security Holders.

The Credit Agreement contains a covenant that, among other things, restricts the Company’s and its subsidiaries’ and certain of its affiliates’ ability to, among other things, pay dividends with respect to its capital stock. The information set forth above in Item 1.01 hereby is incorporated by reference into this Item 3.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1

Third Amended and Restated Credit Agreement, dated as of May 26, 2023, by and among Diodes Incorporated, Diodes Holding UK Limited, Diodes Zetex Limited, Diodes US Manufacturing Incorporated, Bank of America, N.A., as Administrative Agent, Lender, L/C Issuer, and Swing Line Lender, and the other Lenders party thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 2, 2023	DIODES INCORPORATED

	By	/s/ Brett R. Whitmire
Brett R. Whitmire
Chief Financial Officer